Exhibit 99.1

NEWS RELEASE

LUMENTUM ANNOUNCES APPOINTMENT OF WAJID ALI AS

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Milpitas, Calif., February 8, 2019 – Lumentum Holdings Inc. (“Lumentum”) today announced the appointment of Wajid Ali as Executive Vice President and Chief Financial Officer (CFO) effective February 11, 2019. Mr. Ali will also serve as the Company’s principal financial officer, replacing Christopher Coldren who had been serving as the Company’s Interim Chief Financial Officer since June 2018.

Mr. Ali brings extensive financial management expertise to Lumentum and a deep knowledge of the technology industry. He joins Lumentum from Synaptics Incorporated, where he served as Senior Vice President and Chief Financial Officer. Prior to that, he was Vice President and Controller of Teledyne Technologies, after having served as Chief Financial Officer at DALSA Corporation, a public semiconductor company that was acquired by Teledyne in 2011. He also held key financial management positions at AMD and ATI, overseeing the finance functions for large business groups. Mr. Ali holds a Masters of Business Administration from the Schulich School of Business, York University, a Master of Arts degree and a Bachelor of Arts degree in Economics from York University, and CPA and CMA designations from Chartered Professional Accountants of Ontario, Canada.

“I am very excited to welcome Wajid to the Lumentum team,” said Alan Lowe, Lumentum’s President and Chief Executive Officer. “His background, most recently with Synaptics, Teledyne Technologies as well as DALSA uniquely qualify him to lead our finance team as well as to help drive the company to the next level of performance. Wajid will hit the ground running, especially when it comes to the integration efforts of our recent Oclaro acquisition.”

“I look forward to making a positive impact at Lumentum, to partnering with Alan and the rest of the management and finance team, to profitably grow our business,” said Wajid Ali, Lumentum’s Executive Vice President and Chief Financial Officer. “It is an exciting time to join the company with the recent acquisition and the opportunity to capitalize upon the strengths of the newly combined company. I look forward to jumping in and working with the team to drive shareholder value to the next level.”

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum’s optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum’s lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in Milpitas, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com.

Lumentum News Release

Contact

Investors:	Chris Coldren, 408-404-0606; investor.relations@lumentum.com
Jim Fanucchi, 408-404-5400; investor.relations@lumentum.com

Media:	Greg Kaufman, 408-546-4593; media@lumentum.com

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